EXHIBIT 24.01
POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Joel J. Kocher and Allen L. Shulman, and each of them, his lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Annual Report on Form 10-K of Interland, Inc. for the fiscal year ended August 31, 2002 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Joel J. Kocher Joel J. Kocher	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	November 26, 2002

/s/ Allen L. Shulman Allen L. Shulman	Senior Vice President, Chief Financial Officer, and General Counsel (principal financial officer)	November 29, 2002

/s/ Robert F. Kerris Robert F. Kerris	Assistant Vice President and Corporate Controller (principal accounting officer)	November 26, 2002

/s/ John B. Balousek John B. Balousek	Director	November 29, 2002

Robert Lee	Director	, 2002

/s/ Edward Shapiro Edward Shapiro	Director	November 27, 2002

Robert T. Slezak	Director	, 2002

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